SECRETARY’S  CERTIFICATE

The undersigned hereby certifies that she is the Secretary of the American  Independence Funds Trust (the “Trust”), a business trust organized and existing under the laws of the State of Delaware and that the following is a true and correct copy of the resolutions duly adopted by a unanimous vote at a meeting of the Board of Trustees of the said Trust held on the 13th day of June, 2014 at which meeting a quorum was at all times present and acting; that the passage of said resolutions was in all respects legal; and that said resolutions are in full force and effect:

WHEREAS, the Board of Trustees has given due consideration to the requirements of Section 17(g) of the 1940 Act, and Rule 17g-1 promulgated thereunder by the U.S. Securities and Exchange Commission, pertaining to joint fidelity bond coverage;

and, therefore, it is

RESOLVED, that, with all Trustees voting, and separately by the “non-interested” Trustees of the Trust, the officers of the Trust are authorized to renew the fidelity bond covering, among others, officers and employees of the Trust, in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the 1940 Act; and further

RESOLVED, that the appropriate officers of the Trust be, and each of them hereby is, authorized to allocate the premium as deemed reasonable and appropriate and make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or appropriate in order to conform to the provisions of the 1940 Act, and the rules and regulations thereunder.

RESOLVED, that, with all Trustees voting, and separately by the “non-interested” Trustees of the Trust, the Joint Insured Bond Agreement amongst American Independence, American Independence Funds Trust, and American Independence Funds Trust II, in substantially the form presented, be, and hereby is, approved by the Board of Trustees for the Trust.

/s/ Susan L. Silva

                                                                                                Secretary